Exhibit 99.1

Electronic Game Card, Inc. Mourns the Passing of its Executive Chairman, The Lord Leonard Steinberg

CEO Kevin Donovan and Board Member Eugene Christiansen to serve as Interim Office of the Chairman and commit Board to forwarding The Lord Steinberg’s vision for the future

NEW YORK, NY/LONDON, ENGLAND - November 3, 2009- Electronic Game Card, Inc. (OTCBB: EGMI) ("EGC"), announced today with great sadness that the Company’s Executive Chairman, Leonard Steinberg, Baron Steinberg of Belfast, died suddenly of a heart attack  November 2, 2009 on his 73rd birthday  in London, England.

Lord Steinberg was one of Britain's most successful businessmen and one of the most well known personalities in the gaming industry. He founded Stanley Leisure in Belfast in 1958 with one licensed betting shop. Stanley Leisure plc became the largest casino operator and fourth largest retail bookmaker with 600 shops in the United Kingdom.

In 2005 Stanley Leisure’s retail bookmaking operations were sold for £504 million (approximately $1 billion) and returned £327 million (approximately $650 million) to shareholders. In 2006, Stanley Leisure then sold the 45 casinos to Genting International for approximately $1.3 billion.

In addition to his highly successful business career, Lord Steinberg was made a Conservative Life Peer in 2004 and was an active member of the House of Lords in the United Kingdom. He was a well known philanthropist as Founder and Chairman of the Steinberg Family Charitable Trust and had recently attended the launch of the Northern Ireland Friends of Israel as President in March 2009.

"This news has come as a shock to all of us.  We are deeply saddened.  The Steinberg family is in the midst of its mourning period.  The company is convening its Board of Directors to take appropriate actions in light of this unfortunate and untimely development."

"Leonard's passing gives me much pain and sadness and a tremendous sense of loss for his family, many friends and colleagues. All who knew Leonard greatly admired his wisdom, support and personal approach to relationships. Words cannot describe how much we all respected Leonard and appreciated the opportunity to work closely with him," commented Kevin Donovan, interim Co-Chairman and CEO of Electronic Game Card, Inc.  "While we are all deeply saddened with his passing, management, the Board and company consultants will continue to work hard to take this company to the next level, and are accelerating our commitment to growth  to honor this great man and the faith he had in us and the future of the company.”

For More Information Contact:

    Yvonne L. Zappulla
    Managing Director
    Grannus Financial Advisors, Inc.
    Call 212-681-4108
    e-mail: yvonne@grannusfinancial.com

    or

    Kevin Donovan
    Chief Executive Officer
    Electronic Game Card, Inc.
    Call 866-924-2924
    e-mail: investor.relations@electronicgamecard.com

About Electronic Game Card, Inc.

Electronic Game Card, Inc., (OTC Bulletin Board: EGMI - News), develops, produces and markets innovative games to the casinos and lottery, toys and games, education, and promotional industry worldwide. The Company's lead product is the EGC Electronic GameCard(TM), a unique credit card-sized pocket game combining patent and patent-pending proprietary technology of interactive capability with "instant win" excitement. The "EGC Electronic GameCard(TM)" can be programmed to suit a variety of gaming and promotion applications.

EGMI's client base is across the $100 billion global market of, sales promotion, gaming and casinos, Indian gaming and state and national lotteries markets. EGMI develops sales and marketing relationships with agents and distributors globally and currently has agents and distributors in North America, United Kingdom, Ireland, South Korea, Mexico, Italy, Sweden, Norway, Denmark, Finland, South Africa Australia, New Zealand and Japan.

For further information please visit www.electronicgamecard.com.

Certain statements in this news release may constitute “forward-looking” statements within the meaning of section 21E of the Securities and Exchange Act of 1934.  The Company believes that its expectations, as expressed in these statements are based on reasonable assumptions regarding the risks and uncertainties inherent in achieving those expectations.  These statements are not, however, guarantees of future performance and actual results may differ materially.  Risk factors are listed in the most recent Annual Report on Form 10-KSB and Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission.